Exhibit 16.1

KPMG LLP
345 Park Avenue
New York, NY 10154-0102

March 18, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for New York City REIT, Inc. and, under the date of March 15, 2019, we reported on the consolidated financial statements of New York City REIT, Inc. as of and for the years ended December 31, 2018 and 2017. On March 15, 2019, we were dismissed. We have read New York City REIT, Inc.’s statements included under Item 4.01 of its Form 8-K dated March 18, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that our dismissal and the engagement of PricewaterhouseCoopers LLP was approved by the Audit Committee of the Board of Directors, and we are not in a position to agree or disagree with the statement that PricewaterhouseCoopers LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on New York City REIT, Inc.’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.